EXHIBIT 10.28

Silgan Holdings Inc.

2004 Stock Incentive Plan

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

(Employee)

Date of Grant:

Restricted Stock Units:

RESTRICTED STOCK UNIT AGREEMENT made in Stamford, Connecticut, between Silgan Holdings Inc. and                                                      .

1. Grant of Award. The Company has granted you                      Restricted Stock Units, subject to the provisions of this Agreement. The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until they are paid or are forfeited or cancelled.

2. Payment Amount. Each Restricted Stock Unit represents the equivalent of one (1) Share of common stock of the Company.

[3. Performance Measures. These Restricted Stock Units are intended to be “performance-based compensation”, as that term is used in Section 162(m) of the Internal Revenue Code (the “Code”), and have been granted to you [as a result of] [subject to] the attainment by the [Company] [Subsidiary of the Company] [of the minimum level] of the Performance Criteria [previously set] [fixed and established for this grant] by the Compensation Committee (the “Committee”), [at a meeting duly held on                     ] [by resolution dated                     ] for the Performance Cycle beginning on                      and ending on                     , as the same shall be certified by the Committee following the end of such period. [This Agreement and the grant of these Restricted Stock Units hereunder shall be cancelled and be null and void unless the [Company] [Subsidiary of the Company] attains the minimum level of such Performance Criteria for such Performance Cycle as so fixed and established for this grant by the Committee.]]*

4. Vesting. [The restrictions on your Restricted Stock Units will lapse incrementally and your Restricted Stock Units will vest as follows:

Years from Date of Grant	Vesting Percentage
1	20%

2	40%

3	60%

4	80%

5	100%

*Include as applicable if grant is performance-based.

Your vested rights will be calculated on the anniversary of the Date of Grant. No partial credit will be given for partial years of employment.] [The restrictions on your Restricted Stock Units will lapse and all of these Restricted Stock Units will vest at once on                         .]** If your employment with the Company (or any Subsidiary thereof) terminates before your Restricted Stock Units are [fully] vested, except in the event of a Change in Control, unvested Restricted Stock Units will immediately be forfeited, and your rights with respect to these Restricted Stock Units will end.

5. Form of Payment. Vested Restricted Stock Units will be settled in Shares.

[6. Dividend Equivalents. Each Restricted Stock Unit carries with it a right to dividend equivalents, entitling you to be credited with an amount equal to all cash dividends paid on one Share of common stock of the Company while the Restricted Stock Unit is outstanding and until the Restricted Stock Unit vests, subject to this Section 6. You will be credited with such amounts of dividend equivalents in respect of each Restricted Stock Unit, provided that such Restricted Stock Unit was outstanding on, and had not vested prior to, the applicable record date for such cash dividend. All such amounts of dividend equivalents credited to you in respect of each Restricted Stock Unit will be paid to you upon the vesting of such Restricted Stock Unit. In the event that any Restricted Stock Unit does not vest and is forfeited, all such amounts of dividend equivalents credited to you in respect of such Restricted Stock Unit shall be likewise forfeited by you. Such amounts of dividend equivalents credited to you in respect of unvested Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms of this Agreement.]***

[7. Deferral of Delivery.

(a) If you would like to defer delivery of all Shares to a date subsequent to the date of vesting of the Restricted Stock Units, you may make a written request to the Committee for deferral, including a suggested delivery date no earlier than 6 years and no later than 15 years following the Date of Grant. This request must be made within 30 days after the Date of Grant. The Committee may, in its sole discretion, determine whether to permit deferral of delivery in the manner requested. If the Committee does not accept your suggested delivery date, then you will be notified of this decision in writing and your Shares will be delivered to you as your Restricted Stock Units vest. If the Committee accepts your proposal, subject to Section 8 hereof, you will be bound by the deferred delivery date, unless the deferral period is extended as provided in (b).

(b) If your deferral period expires prior to the termination of your employment with the Company and you would like to extend your deferral period, you may, at least 13 months prior to the date on which your initial deferral period is scheduled to expire, make a written request to the Committee for an extension of the deferral period, including a revised delivery date no later than 30 years following the Date of Grant. The Committee may, in its sole discretion, determine whether to permit deferral of delivery in the manner requested. If the Committee does not accept your proposed revised delivery date, you will be notified of this decision in writing and the Shares will be delivered to you at the end of the initial deferral period. If the Committee accepts your proposal, subject to Section 8 hereof, you will be bound by the revised delivery date, which may not be revoked.

(c) Under no circumstances may a deferral period be extended more than once.

(d) Notwithstanding the foregoing, the Committee may, in its discretion, distribute Shares from your deferral account prior to the expiration of your deferral period in the event you have an unforeseeable emergency. An “unforeseeable emergency” for this purpose is an unanticipated emergency caused by an event beyond your control that would result in severe financial hardship if the distribution were not permitted. Emergency distributions will be limited to the amount necessary to satisfy the financial hardship.

**Include applicable vesting provisions.

***Include if dividend equivalents is applicable.

(e) Except as otherwise determined by the Committee, in its sole discretion, you will be paid a Dividend Equivalent in an amount equal to any cash dividends paid by the Company upon one Share of common stock for each vested Restricted Stock Unit credited to your deferral account. Dividend Equivalents will be paid to you in cash as soon as practicable after dividends are distributed to stockholders.

(f) All deferral elections and distributions from your deferral account will be subject to applicable law, including changes in law affecting outstanding deferral elections. The Committee has the authority to modify outstanding deferral elections to the extent necessary to comply with changes in applicable law.]****

[8. Termination of Employment. If your employment with the Company (or any Subsidiary thereof) terminates for any reason (including in the event of your Retirement, death or Disability), Shares on any deferred vested Restricted Stock Units will be distributed to you as soon as practicable following such termination. If you are deceased, the Company will make a distribution to your estate only after the Board of Directors has determined that the payee is the duly appointed executor or administrator of your estate.]****

9. Change in Control. In the event of a Change in Control, the vesting of any unvested Restricted Stock Units [and the distribution of any Shares on Restricted Stock Units credited to your deferral account]**** will be in accordance with the terms of the Plan.

10. Withholdings. The Company will have the right, prior to the issuance or delivery of any Shares on your Restricted Stock Units, to withhold or demand from you the amount necessary to satisfy the applicable tax requirements. Your withholding obligations will be satisfied through the withholding by the Company of Shares that otherwise would be issued to you on your Restricted Stock Units, unless you have notified the Company in writing at least 3 days prior to any date you are to receive Shares on your Restricted Stock Units that you will otherwise satisfy your applicable withholding tax obligations in cash. The Shares will be valued at their Fair Market Value as of the date when the Shares would otherwise be issued to you. Only full Shares may be used to satisfy your withholding tax obligations. If the legally required minimum tax withholding would result in a fractional Share being withheld, the withholding amount will be rounded up so that a full Share may be withheld instead. [For any dividend equivalents paid pursuant to Section 6 hereof, the Company will also have the right to withhold amounts necessary to satisfy applicable withholding tax requirements in respect thereof.]***

11. Transfer of Award. You may not transfer any interest in your Restricted Stock Units, except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Restricted Stock Units will be null and void.

12. Adjustments. In the event of any subdivision of the common stock of the Company, a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding common stock (by reclassification or otherwise), the Committee will make appropriate adjustments to the number and kind of Shares covered by the Restricted Stock Units and other relevant provisions, to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Stock Units. Any such determinations and adjustments made by the Committee will be binding on all persons.

13. Restrictions on Distribution of Shares. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations and all applicable national securities exchange or national securities association rules have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14. Disposition of Securities. By accepting the Award and signing this Agreement, you acknowledge that you have read and understand the Company’s policy on, and are aware of and understand your obligations under federal securities laws with respect to, trading in the Company’s securities. The Company

***Include if dividend equivalents is applicable.

****Include if deferral is applicable.

will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws. If you are an “affiliate” of the Company, you may dispose of any Shares paid on your Restricted Stock Units only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption or exclusion from the registration requirement.

15. Plan Terms Govern. The grant of Restricted Stock Units, the settlement of Restricted Stock Units in Shares, and the disposition of such Shares are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Agreement.

16. Personal Data. To comply with applicable law and to administer the Plan and this Agreement properly, the Company and its agents may hold and process your personal data, including your home address, Social Security number (or applicable equivalent), employment status, hire date and termination date. By accepting the Award, you expressly consent to the use of this data by the Company and its agents and to the transfer of this data outside the country in which you perform services or reside. The Company will use its best efforts to safeguard the confidentiality of this data.

17. Limitations. Nothing in this Agreement or the Plan gives you any right to (i) continue in the employ of the Company, any of its Subsidiaries or any of its Affiliates or interfere in any way with the right of the Company, any of its Subsidiaries or any of its Affiliates to terminate your employment at any time or (ii) receive future grants of Restricted Stock Units or any other Awards. The grant of Restricted Stock Units under this Agreement is deemed to be a voluntary benefit. Distribution of Shares on your Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no voting rights or other rights as a stockholder of the Company pursuant to the Restricted Stock Units until Shares are actually distributed to you.

18. Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding among you, the Company, its Subsidiaries and its Affiliates regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units.

19. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award and signing below, you confirm the following:

(i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and the Plan; and

(ii) you understand and agree that this Agreement and the Plan constitute the entire understanding among you, the Company, its Subsidiaries and its Affiliates regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

SILGAN HOLDINGS INC.

By:
Name:
Title:

EMPLOYEE

(Signature)

(Print Name)

(Address)

(City, State, Zip or Postal Code)

(Country)

(Social Security Number, or applicable equivalent)

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